Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated May 16, 2014, relating to the balance sheet of Sino Mercury Acquisition Corp. (a corporation in the development stage) as of April 15, 2014, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from March 28, 2014 (inception) to April 15, 2014, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Rothstein Kass

New York, New York
May 16, 2014